Exhibit 99.2

SANUWAVE HEALTH, INC.
CONFERENCE CALL TO DISCUSS SECOND QUARTER 2018
FINANCIAL RESULTS AND PROVIDE A BUSINESS UPDATE
Tuesday, August 14, 2018
10:00 a.m. Eastern Time

Operator

Greetings, and welcome to SANUWAVE Health's Second Quarter Financial Results and Business Update. [Operator instructions]. As a reminder, this conference is being recorded.

It is now my pleasure to turn the conference over to your host, Lisa Sundstrom. Thank you. You may begin.

Lisa Sundstrom - CFO

Thank you, and good morning. We appreciate your interest in SANUWAVE and in today's call. SANUWAVE will now provide an update of our most recent activities, as well as our second quarter 2018 financial results. Our quarterly report on Form 10-Q will be filed with the SEC today, August 14, 2018. If you would like to be added to the Company’s distribution list, please call SANUWAVE at 770-419-7525 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE. We encourage you to review the Company’s filings with the Securities and Exchange Commission, including without limitation our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, August 14, 2018. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I’d like to turn the call over to our CEO, Kevin Richardson. Kevin.

Kevin Richardson - CEO

Thank you, Lisa and thank you everyone for joining us on our call today.

We last updated you in April on our Q1 2018 progress. Today we'll provide an update on the second quarter 2018 and a number of initiatives we are undertaking to ensure our success as we rollout dermaPACE in the U.S. and internationally.

Our goal as we have stated is to have a device anywhere in the U.S., a DFU, that’s a diabetic foot ulcer, is treated and then to drive device usage with the growth in the number of treatable indications and our ability to combine with other treatment modalities.

Q2 results show SANUWAVE is making strides to have this vision become a reality. We have established five goals along with other priorities to support these goals which will allow us to show continued strong revenue growth in 2018 and more importantly establish the groundwork and a platform from which to achieve market penetration and massive topline growth in 2019 and beyond.

Let me spend a second to review each of these goals: first, initial revenue in the U.S; second, expand our senior management team in the U.S., specifically in the wound care market; third, enter four new international markets; next, begin supportive clinical work; and finally, expand our Board of Directors and our Science Advisory Board.

Looking at our second quarter achievements, it is clear we are executing on our business plan. We have generated U.S. revenue with sales of devices to Premier as they began to penetrate their vertical markets Indian Health and the Veterans Administration, the VA. We are currently seeing more interest out of Indian Health. I think I underestimated the devastation diabetes has reaped on the Native American population. It truly sounds like it is a matter of when, not if, they get this disease. So they are very interested in using dermaPACE to help them.

The VA is, as expected, a little bureaucratic, but the team is making great progress and strides within that market. When we made this announcement back in Q1, we mentioned the size and the potential of these relationships. We plan on providing more detailed updates on this channel during our year end call.

Second, we did hire a new senior management Shri Parikh. Shri comes to us from Molnlycke which is one of the top two or three wound companies globally. He led the U.S. surgical units with over 500 million in annual revenue and had a team of over 100 reporting to him. He is truly a rock star who we’ll introduce to you momentarily.

In his time here so far he has become an invaluable member of the leadership team and everyone feels like we're headed in the right direction. With Shri on board, we’re also seeing a lot of interest from other senior wound care professionals that want to jump on his ship as it takes off. We’ll hear more from him after Lisa details the second quarter.

Next we announced and entered three new markets in the second quarter providing coverage of an additional 15 new countries outside the U.S. As I had mentioned before, the groundwork for the international growth has taken place over the past two years and is now coming to fruition. The three markets range from small to large.

Romania is our initial foothold into Eastern Europe. It will act as our base of expansion in that region with training having already occurred, product being sold, and patients being treated.

Tarbaca is our foray into Central America. The agreement covers Costa Rica, Panama and Guatemala. Most important here is bringing in a relationship with Gustavo Di Mare. Gustavo ran Convatec in Central and South America for years and we’re excited to now have him part of the SANUWAVE family. His insights and expertise will be nice contributions to have despite the relatively small size of these end markets.

The largest deal announcement in the quarter was with FKS. It covers 11 countries in Southeast Asia. FKS is a company with over $400 million in revenue. They will soon be publicly listed as well, and their CEO, Fei remains one of the most driven business partners I have come across in all my years. The agreement was signed, funding came into us right away, and then they began sales and training in July with two members of our team working with them at a Malaysian conference. I was recently asked if this could be as big as the Brazilian deal and given the recent activities out of FKS, I would argue it could be much bigger as they rollout across Southeast Asia.

Next, we started our clinical work on our perfusion study. We discussed this briefly on our Q1 call but we plan on making sure we have the appropriate studies to support growth with our medical professionals. One critical area we’ll plan to exploit is our ability to vascularize the areas where wounds having trouble healing. We are unique and novel in this and it will help us differentiate as we educate the clinicians on shockwave.

Also during the quarter, we added to our science advisory team and plan to add additional board members by year-end. Dr. Perry Mayer out of Canada runs one of the most prolific clinics where he is treating 80 to 90 patients a day. He has also been invited to speak at a conference in Malaysia in September on our behalf. The global reach we’re developing is very exciting and we’re beginning to link everyone so that the entire global SANUWAVE team is pulling together.

All in all the second quarter was significant on many fronts but our main accomplishment was establishing the platform from which we will grow in the future. On our last call we detailed some of the areas you'll see us look to grow and develop. Internally, we have a plan which calls for revenue growth accelerating throughout 2018 and then tripling in 2019. This will mean our headcount will increase from eight at the beginning of this year to between 20 and 30 by the end of this year and potentially doubling again in 2019.

As we talk more about additional studies and additional senior management and sales people and expansion overseas, the question that is on most investors’ minds is, how we going to pay for this? How are we going to raise money and are they going to dilute or do anything toxic with the stock?

We’re actually very fortunate to have the board and investor base that we have. Most of you all know we've been through a lot over the years and quite frankly there have been times when we could have thrown on the towel and given up hope but we didn't. We never gave up on the dreams of making this a reality.

We have also made sure we did in the right way, not taking toxic money or investors who could put the company at risk. We were actually thoughtful in our approach especially in regards to thinking about the future funding needs.

2018 funding and as we enter 2019 will come from two primary sources. International details which involve some sort of upfront exclusivity payment, and then usually coupled with milestone payment as those milestones are achieved.

The others is an asset we have on our balance sheet and our warrants. The investors who helped fund the company in 2016 and late 2017 received warrants that will expire in March of 2019. These warrants amounts to $7.5 million in cash that will come into the company upon exercise. We are contemplating incentivizing those investors to exercise those warrants earlier than their expiration. We have more to discuss on this in the next few weeks. We will most likely not take in the full amount today. Having spoken to some warrant holders already, I am extremely confident we’ll be in a situation where will have an oversubscription when we officially announce the warrant exchange.

Between the warrants and the international deals we should be in good position to add to the infrastructure, build the platform and meet our revenue targets for 2018 and 2019. As we've said all along, we will manage our cash to minimize cash burn and dilution so that means we won't be hiring 60 people tomorrow but we’ll try to pace it with the revenue growth. All these steps will allow us to show revenue growth that will accelerate throughout the year.

Today Lisa will discuss Q2 financials and then I will summarize the initiatives we are undertaking and update you on the success we've had at the various conferences. And then we’ll turn it over to Q&A for the normal questions at the end of the conference. Lisa.

Lisa Sundstrom - CFO

Thank you, Kevin.

Revenues for the three months ended June 30, 2018 were $453,000, an increase of $342,000 or 308% from the prior year. Our revenues resulted primarily from sales in the United States and Europe of our dermaPACE and orthoPACE devices and the related applicators. The increase in revenue for 2018 was also due to higher sales of devices, both new and refurbished applicators, as compared to the prior year.

Research and development expenses for the three months ended June 30, were $368,000 a decrease of $70,000 or 16% from that prior year. The decrease in 2018 was a result of lower consulting expenses related to the FDA submission and follow-up which was partially offset by the hiring of full time software engineers.

General and administrative expenses for the three months ended June 30, 2018 were $2 million, an increase of $1.1 million or 113% from the prior year. The increase for 2018 was due to the hiring of President and Human Resources Director and related non-cash compensation expense related to stock options issued, higher public company costs related to Investor Relations, higher travel expenses related to conferences, higher costs related to leasing of the products, and higher consultant fees related to the commercialization of the dermaPACE system.

Net loss for the three months ended June 30, 2018 was $2.9 million compared with net loss of $1.4 million in 2017, an increase in the net loss of $1.5 million or 104%. The increase in the net loss for 2018 was due to higher general and administrative expense already discussed, as well as higher interest expense related to the convertible promissory notes and that was partially offset by a gain on the warrant valuation adjustment.

Looking at cash flows, as of June 30, 2018 we had cash on hand of $671,000 compared with $730,000 at December 31, 2017. Net cash used by operating activities was $1.6 million for 2018 year-to-date compared with $572,000 from the same period in 2017. The increase in 2018 cash use for operations was primarily due to increase operating expenses and a decrease in payables.

We continue to project that our cash burn rate from operations will be approximately $125,000 to $225,000 per month in 2018 as we continue to expand our international market, prepare for the commercialization of dermaPACE and continue research and development of non-medical use of our technology.

Now let me the turn the call to Shri Parikh to introduce himself.

Shri Parikh - President

Thank you, Lisa. Hello everyone good morning and thank you for joining us.

With this being my first call with you, I would like to just take a few minutes to introduce myself, share what I learned during my research about the opportunity here with SANUWAVE, what attracted me here, and what I have learnt these past two months during my short time here at SANUWAVE, all which I hope explains to you my increased confidence and heightened enthusiasm towards our capabilities to doing more, supporting our growth and most importantly helping patients have a more meaningful and positive lifestyle as a result of the therapy they receive from our technology.

As a background, I have been in healthcare for as long as I can remember, from parents, family pressures of pursuing a career as a physician to choosing a more personally interesting path of research and business within the healthcare vertical. The healthcare companies range from five years in pharmaceuticals to 16 years in med devices mostly in cardiovascular and then orthopedic to then most recently, as Kevin shared, the past five being more with the global commercial engaging role with Molnlycke, where I was the GM for surgical business, but also having responsibility for both wound care and surgical leading the national corporate accounts teams.

My work experience was just one part; however, it was a personal connection to diabetes that really peaked an emotional interest. This included witnessing the challenges endured by my mother who was a type II diabetic for the past 25 years of her life, ultimately suffering with end stage renal disease, kidney failure, and passing away 11 years ago as a result of diabetes related complications. It was this which encouraged me to consider SANUWAVE more seriously.

As I researched the technology, the data, clinical evidence, feedback from the clinical advisors, the differentiating value benefit, the type of shockwave that only dermaPACE provides all helped me and revealed more of the compelling attractions towards SANUWAVE. This, compounded by the remarkable resolve demonstrated by the very capable, committed and passionately loyal team, helped spark my excitement in wanting to join and become a part of the SANUWAVE family.

Then came the business side and the significant opportunities there. Given the FDA clearance supporting dermaPACE for diabetic foot ulcer and with it the $4 billion U.S. market potential and a $20 billion potentially worldwide for DFU treatment opportunity, I felt increasingly confident that successfully commercializing, offering my help in this role, instilling focus, accountability with strategy and execution to be well within our reach. And this confidence in our ability to successfully brand and commercialize dermaPACE in the U.S. and existing global markets with DFUs and beyond continues to grow each and every day.

This is what excites me and what ultimately drew me here to be a part of SANUWAVE. As we approach the 30-year anniversary for when corn syrup was introduced into soda, the lifestyle choices both on the dietary and exercise front as a global society we are failing with diabetes. Diabetes is an increasing epidemic and SANUWAVE’s dermaPACE is one very critical technology to support the treatment for DFU and ultimately amputation prevention.

With our ongoing studies and increase reimbursement guidance and commercialization efforts, I know we can become the best clinical and economically responsible choice for every healthcare provider responsible for restoring the functionality, mobility as well as enhancing the quality of life for every DFU patient.

Now let me hand it back over to you, Kevin.

Kevin Richardson - CEO

Thanks, Shri.

As you can see from Shri's background, we found a great leader to help us on our next leg as a company, one switching from R&D to commercialization. Just to summarize the quarter, we met many of the goals that we have outlined to you earlier in the year and began the process of developing the platform for future growth. Included in the Q2 that we really didn’t spend a lot of time talking about was our topline growth of over 300% which we’re very proud of as well.

We have explained that we do have a plan, a plan used by other successful wound care companies that introduced the new technology. The plan gets refined continuously through prioritization exercises so we are always thinking operationally today and strategically about tomorrow. Success will involve hiring the right people, performing the proper clinical work to support the technology and indications, educating the marketplace on how and when to use dermaPACE, successfully navigating reimbursement arena, and working globally to support our infrastructure in global branding.

We’re doing all of the above and more. We’re shipping a record number of devices. We’re training more clinicians than ever before. We’re getting the job done on a daily basis. It does not mean every day runs perfectly smooth and without any glitch, but the team here at SANUWAVE has one goal in mind: to have a device anywhere DFU is treated in the U.S.

Lastly I want to again thank the shareholders who have helped us get to where we are today. Many of you have stop by and visited the facility. We’ve had just shy of a dozen investors visit us since the beginning of the year. We encourage those who are near to stop by meet the team, see what we’re working on and where the company is headed.

With that, let’s head to Q&A. Rob.

Operator

[Operator instructions]. Our first question comes from Brian Marckx with Zacks Investment Research. Please proceed with your question.

Q: [Indiscernible] and congratulations on the progress. Can you tell me how much U.S. revenue was in Q2 and how much U.S. revenue utilization based?

Kevin Richardson - CEO

Brian, I'm going to repeat your question just because there was some interference. And so maybe what will do is, I’ll repeat the question, answer it and then maybe if you get back in queue the line will be cleaner.

So the question was progress in the U.S. what extent was U.S.-based revenue, was there any Premier revenue, were there any usage base revenue in the quarter?

So with regards to Premier there was some revenue from Premier in the quarter as expected. We've already seen some in the third quarter, we’ll see some in the fourth quarter and we expect usage revenue out of Premier to go up throughout the year. We have performed our first treatments on patients in the U.S. as well non-Premier.

In the quarter, U.S. revenue was small. It was a very small percent most of the revenue came from our international partners out of Europe, FKS, the FKS agreement, the Brazilians and so that's where you saw the bulk of the revenue coming from in this quarter again. The first half of the year even in the third quarter we’ll see mostly international. Fourth quarter will be when we begin to see both U.S. revenue start to really ramp up for Premier and for ourselves as we have placements turning revenue positive.

Q: I’m happy to get back in queue.

Kevin Richardson - CEO

No, you’re much better now keep going, Brian.

Q: In terms of the additional personnel that you've mentioned you probably add in the remainder of 2018, can you give us a sense of what you expect in terms of incremental cost related to that. And then in terms of the functions that they’ll fulfill what are the functions that the new personnel will tell?

Kevin Richardson - CEO

Sure. Let me take a step back so before we go out and just start hiring, you have to have a good strategic plan in place, a good budget in place and know what it is we're looking for and not just roles for the immediate today but whose is going to benefit us two, three, five years down the road. So we’re playing a little bit of a long game here which is why we’re taking our time, to make sure we get the best talent. And again its kind like a draft, you want to get your best athletes on the team to put your team in best position going forward.

Some of the areas that we need to bring on people over the next six months will be on domestic sales and that will be a process that’s already begun—everything is already kind of underway. We have identified what the roles are we’re looking to bring on, who will bring on there is a balance that Lisa talked about that I've talked about we're trying to make sure that we’re not bringing on 60 people tomorrow and having expenses go through the roof. It's really have to be additive so when we’re bringing people on there is a, I don’t want to say net present value, but a positive aspect to the nature of them coming on.

One of the things—I'll give an example over the summer one of the areas we focused on was clinical support, and this is trainers, people who can actually go train clinicians, nurses, doctors on how to use our device. And it was an area that we identified as a bottleneck back in June, began the process and then we’ll bring on boarding people in the third quarter, so that we can then start rolling out at a fairly rapid rate, because it is a new device that we need to educate on and it’s a global company. We have a training that’s going to take place domestically, internationally. We're looking at the numbers of sites we’ll be training in the next four months and it was something like 30 different locations that we had to be in on average for two to three days of training. And so that's an area that you’ll see us ramp up.

Reimbursement is an area that I think we should have on before the end of the third quarter. A clinical type director someone to help us with all these—we keep talking about these clinical trials and we’re moving forward with them. But now we’ll bring on someone who can manage the speed of which—part of that if we have time internally, so we can meet the needs we have on the manufacturing side. We're going through a ramp that we’ve never seen before and so we’re being very practiced about how we do that in making sure that we have the right people and players in place.

So, I think in the third quarter the hires you’re going to see are more at the reimbursement, clinical training type level. You’ll probably see some sales people coming on in that September, October time frame. And then there’ll be ramping throughout the end of the year as we roll it out for 2019. It isn’t like we’re going to go hire 20 sales people, it’s probably going to be very precise.

Again, with Shri’s background, we’re getting a lot of cool resumes that are coming in. People want to be involved because they see the opportunity in front of us. So from an expense standpoint, Brian, I think you’re going to see probably five to ten additions in the third and fourth quarter that are probably all six-figure plus type people. And again we have a pretty good visibility on revenue right now and so we’re trying, again, to stay balanced so that we’re not bringing on too many people ahead of revenue and we’re trying to make sure that the revenue can offset as we bring on more people to get to that inflection point where all of a sudden it comes down.

Sales are growing so fast it's more about implementation people and I think that's more of a Q1/Q2 next year issue that will have to—again, we're going to get ahead of it the same way we got ahead of it here, the same way we brought on Shri, the same way we’re bringing on other people in finance and operations, and there is a lot of people helping make things come here.

And we also want to make sure the culture stays—we’re a tight family and anytime you grow from, like any family, we can laugh and we can cry together, so as we grow that culture I think it's important that everyone embraces it too.

Q: MiMedx had problems and they are essentially in your backyard I assume that there's probably a few resumes that are out there. I know MiMedx had a number really quality people on the sales side anyway, clearly their management had some issues, but are you seeing potential ex-MiMedx people that may have interest in joining from the sales side or any other functions?

Kevin Richardson - CEO

Yes, so Brian one of the things that we're fortunate here where we are [indiscernible] is that if I had to look and you have to clump together all the different wound companies, Atlanta kind of locked it, part of that is because you have Molnycke North America located here. You have a MiMedx, you have some McKesson folks that have forayed into this, a lot of the old Halyard guys are in this territory.

So within Atlanta it’s really a nice hotbed of opportunity and Southeast U.S. is a great area. Atlanta is a fantastic community as far as schools go for recruiting as well. Specifically with regard to MiMedx, they’re going through their own pains, they’ve brought in their own restructuring people. We’re seeing resumes come on board, we have interviewed a number of them. They are really, really good people and as you pointed out just because management made some poor decisions doesn’t mean that the people who were part of that growth and part of activity are bad people. I mean they are actually looking for a good home and I think our culture our family here at SANUWAVE is a great landing spot for lot of them.

Q: Can you provide any more detail on Premier and where they are in terms of getting on the GSA schedules. And then in terms of Indian Health, what is the process that needs to happen before you can commercialize the Indian Health? Is there something that's analogous to getting on a GSA schedule with Indian Health so you have to clear that hurdle before Premier can start selling to that channel?

Kevin Richardson - CEO

Yes, so I’ll go into a little more detail probably on the next call with Premier and we’ll probably go into more about what their rollout is and how it gone this year and for next year around the specifics. Around Indian Health I know that it’s kind of region by region or community by community. And so and their pricing is really dependent on where the value proposition lies.

And so we’re very comfortable that the pricing that we’re offering them is of good value meaning we’re saving them money in treating the diseases in a way that they're getting to closure, getting to management of the wound in a better way than they would have with some of the other advanced modalities.

And so Brian I don't mean the punt on some of this, but I know that it would be better if we answered this on the next call, and I’ll have a lot more detail and try to get a lot more specific around where we are with all those schedules.

Q: Okay great I appreciate that. And just one on the margins, gross margin was pretty healthy in Q2, up quite a bit from Q1. Is there anything that you can talk about relative to margins and what we should expect going forward? I think it was about 63% this quarter. Is that a level that you think is maintainable going forward?

Kevin Richardson - CEO

As we rollout a lot of the U.S., specifically as we end this year and go into next year, I think you’re going to see some margin shifting around based on just the accounting and it’s a new kind of accounting policy on how we recognize per procedure revenue over the life of a piece of equipment.

And on the international front it's the same old, same old, Brian, I think in the 60s is a good number. There is some royalty money that comes in at a very high margin and there is other clinical—like a clinical device we only make about a 10% margin on, but they’re using in a field to drive revenue in the future.

So it's always kind of a little bit of a mix, but in the U.S., once we’re at a more mature stage, the margin should be in the kind of 70%, 75% maybe even touching 80% on a gross margin basis, but for now I think 65% is probably a good number going forward. And then as, we learn more on a per procedure basis, a lot is going to be driven by how many procedures per day a facility is using and so forth. So I think we'll have a better understanding of that as we get towards the end of the year, but a lot of it has to do with the accounting policies too.

Q: And then on the two new JVs congrats on that I’ll kind of lump the questions altogether relative to FKS and Tarbaca how many of the, I believe it's nine, countries in aggregate do you need regulatory approval before you can commercialize through the JVs? And then in terms of the reimbursement environment and those sought countries, what does that look like? Is it all national healthcare or is there some private payers in there as well?

Kevin Richardson - CEO

So in the answer to the country by country, every country needs to approve a new device and we’re a new medical device. So in that approval process, fortunately with the FDA behind us, we probably have 80% of the documentation required per country. It’s just assembling it in the right order and then adding that incremental 20% of work, which is a lot of work, it’s just there's a lot of this that’s already been done, and then as we go each country it gets easier because we've done, for example, Brazil we’ve answered a ton of questions, we can reuse that when we enter like a Costa Rica.

With regard to pricing, it’s probably a 75/25 mix of how people are paid. Like Costa Rica for example, we need to get on the Social Security payment schedule. That’s going to take two years, and then once it's on it will fold into Panama, Guatemala pretty easily as they copy Costa Rica. In Southeast Asia it all depends on what region we’re in. They are streaming fast right now. Here at SANUWAVE inside this room we’re all kind chuckling because they’re moving very, very quickly as far as placing machines. We’re smiling just because they’re going really fast. So it’s a fun thing, but yes you’re going to see a 75/25 split over there as well.

Q: And then in terms of regulatory process do any of the countries require clinical studies specifically for their country? And then in terms of who is responsible for the regulatory activities, is that your partner?

Kevin Richardson - CEO

So with the partners we have currently we don't need to do any clinical work. They handle all that, from our end we do the backend support. So the documents they're presenting, their translating, come from us. Some of the countries you’ll see us looking at for 2019, like at China which is a pretty big market, Japan which is a pretty big market, those may need to have clinical support behind them. They have a different FDA kind of approval process, they take a little longer. We’ve spent a lot of time and we’re spending a lot of time this year.

The reality is we’re capacity constrained right now as far as what we can handle on boarding. If China came on board tomorrow we wouldn’t be able to handle that. So what we’re doing is identifying the right partners in those regions. We would anticipate something potentially by year-end, more likely Q1, where we have a partner, they’ll work with us on clinical, they’ll work with us on regulatory, they’ll work with us on rollout. And I think that’s a next year type of thing that's where the clinical stuff will kick in, Brian.

But right now it's all about focus, focus, focus. It's about diabetic foot ulcers here in the U.S. We have our international partners focused on diabetic foot ulcers internationally and that’s really how we’re going to continue to achieve 300 plus percent growth and accelerate.

Q: And then the last one I have is on MundiMed can you give us an update on and visa approval and where that process stands?

Kevin Richardson - CEO

Documents have been submitted. I know consultants have been paid. I would anticipate it being a Q1 event. It probably won't happen in Q4. They were hopeful that it would be Q4; it looks more like a Q1. We’ll have devices in training on a more broad base probably in October. Again, this comes back to how many trainers do we have and where can we be in all these locations. So we probably won’t get down there until October but they have identified some great KOLs, and they are excited to be on board. I mean, again, communications and relationships there are fantastic right now.

Operator

Our next question comes from Terry Johnson, a Private Investor. Please proceed with your question.

Q: Congratulations on the new numbers. You mentioned the long game earlier and I think my question is kind of along those lines. I know you have a number of other patents. How many other patents do you hold at the present time?

Kevin Richardson - CEO

I think right now we’re north of 70. And if we get more specific I can turn it over to Iulian and he can answer about it. I know we haven’t announced them all. We’re probably going to have those announced in the September timeframe-ish, October. Some are European, some are U.S., but it’s still that mix between medical and non-medical and again, we’ll continue to pursue both in that regard.

Q: Do you have an itinerary on which ones that you'll be moving—and I understand again I said understand this is a long game, but have you given any thought as to which ones are going to be in development first when you do branch out?

Kevin Richardson - CEO

So right now, again, I think the team about focus, focus, focus on wound care domestically diabetic foot. I think as we bring on the right resources and begin to get comfortable that the healthcare team is implementing everything so that they can achieve their growth objectives I would view that as the jump point when you're going to see us pursue some things more aggressively non-medically.

We continue to do a lot of work with Montana State, their center for biofilm. I know that there is some email traffic and proposals back and forth on things we could do there around different applications.

But right now the team has to stay focused on diabetic foot ulcers. It just too big of an opportunity not to. But that doesn't mean we can't pursue some of these other things once we get to that comfort level. There is a certain point we’ll all look around the table and say okay now it’s time, now we can go pursue these let’s go try to find the right partners.

We've had great meetings, I mean Montana State has this great group of corporate sponsors, and it's a mix of medical and nonmedical and we had a wonderful meeting there in Bozeman in July. There's a lot of excitement around Shockwave so it really is just us trying to again, find the right time, the capacity to work with the right partners on that.

Q: And of course, and obviously you’re doing it exactly the right way, concentrate on the medical aspects. I just was curious, I was surprised I thought it was only 20 some patents so that's even better news. I appreciate again, congratulations and I hope to get down to Atlanta to meet everybody at some point. Thank you very much.

Operator

Our next question comes from James Terwilliger with Paulson Investment Company. Please proceed with your question.

Q: Fantastic revenue growth numbers for the quarter, couple quick questions. Can you give me just a ballpark percentage of how much of your current business is coming from the U.S. and you could do that either by Q2 or for Q1 and Q2 combined?

Kevin Richardson - CEO

So, if you look at Q1 and Q2, first half of the year it’s probably about 20%, 25% U.S. Premier is really the only thing we're doing in the U.S. right now. And again I’m [indiscernible] here on it James. I think as we as move and exit this year, if FKS weren’t growing so fast out of Southeast Asia I’d say that we’ll probably, as we exit the year, flip to U.S. being the majority, but the speed at which FKS is growing, I don't think we're going to be able to catch it. So I'm guessing we’re going to remain under 50% in the back half of this year U.S., and still achieve all of our revenue goals by the way. And then next year I think you’re going to see that over 50% just because we’ll be able to begin rolling out the device, not just with Premier, but in other channels.

Q: Well, thank you. That was very good detail. My second question is actually on FKS and since you kind of teed it up, I'll ask the question. Again, it’s in the press release, it’s a little bit new to me though. In the release you talk about an initial payment, initial shipments. Can you talk a little bit about the structure and just kind of expand on the language you have in the press release concerning FKS?

Kevin Richardson - CEO

So FKS, think of it as similar to Brazil and not. With FKS there are two different pieces of the business; one is the exclusivity that they have signed with us to get to a joint venture. Part of that exclusivity pays us a certain amount of money, and we recognize it over the period of that exclusivity.

In this case, there was some revenue, not nearly the majority of it, recognized in the second quarter. You'll see a lot more recognized in the third quarter and some in the fourth quarter this year. That’s specifically payment for the exclusivity to negotiate with us the joint venture.

Then the joint venture, once signed, there’ll be another payment made. That will be recognized in the third quarter, fourth quarter, it may slip into the first quarter as well as part of that payment. From an accounting standpoint, they may make us recognize that all in a period as well. Those are things that we’re still trying to work through.

And then the third piece of revenue you'll see from FKS beginning in the third quarter is revenue that we ship from SANUWAVE into the joint venture. That began pretty much immediately. They have already received and are placing devices and so you're beginning to see revenue from there as well.

We haven't disclosed how much the payments are with regard to exclusivity or joint venture milestones. And again in this situation what we do as we split profits 50-50, once we get to profitability. We’ve said that they are looking at least 40 devices through the back half of this year and we’re very comfortable that again, at the rate they're going they’ll do that and then some.

Q: My third question is really on the R&D expenses. They actually declined. You probably tightened your belt here and with regulatory approval could reassess some of the R&D expenses. Should they stay at this level as you shift focus to sales and marketing or should we think that R&D expenses starts to accelerate in the back half the year?

Kevin Richardson - CEO

Yes, so R&D will accelerate in the back half especially as we go into next year. Part of it is that we want to keep innovating the product, and there is always going to be—so think of it in two different kind of product development and then pure research too. So there is the product development where we’re going to continually come out with dermaPACE, dermaPACE 1.5, dermaPACE 2.0, dermaPACE 2.5 and continue to innovate because what we’ve seen in healthcare specifically medical devices, you can’t rest on your laurels, you always have to be listening to your customers, listening to what’s happening in the science and moving the product forward.

So we’re going to continue to do that and again, you'll see us doing a balanced way and then there is some other research projects we’re working on that will flow through as well, that will help us on understanding new medical ideas that are out there. Some of this is like what we do at Montana State, some of this is what we do at Augusta and other colleges that we've worked with. And again I'm not including the clinical work. That’s separate and above which, as we have stated before, that will go up as we add more indications, as we add more clinical work.

This is just pure R&D where we’re looking at are there things we could do on drug delivery. Other things we can do—and these are to help the wound and understanding exactly what's happening at that vascular level as the wounds in humans are being treated. So, I wouldn’t expect it to quadruple or quintuple or anything crazy, but it will be in a measured approach.

Q: No, you don't want to cut R&D too much because that’s the future. So well thanks for taking my questions and again nice job with the revenue growth. Take care

Operator

[Operator instructions]. Our next question comes from Terry Thompson, a Private Investor. Please proceed with your question.

Q: Do you have any date or plans for a stockholder's meeting?

Kevin Richardson - CEO

Yes, I think right now we’re working through timing on that. We have a board meeting in September and then just looking at calendars, with our medical show schedule it probably is not going to be until later this year, meaning probably late November or early December. It is a priority for us to get one on the docket this year, our legal guys have been helping us on getting it teed up, but if it slips into January, don't be surprised, don't be upset. Again, if you have any questions, please always call, email, come visit, but I'm hoping we can get something on the docket by year end. It's just with everyone travel schedules, being pulled into all these difference conferences, it's hard to get everybody in the same—I mean today is one of the few days we’re all not on the road in front of customers. So we’re all here in the office and it's good to see everyone.

Q: Well I understand, sales comes first, so that's obviously the most important thing. I was just curious, that it may be when I get a chance to meet everybody. So, again thank you and congratulations and I'm excited and I will be watching for new developments. Thank you.

Operator

Ladies and gentlemen, we have reached the end of the question-and-answer session. I’d like to turn the call back Kevin Richardson for closing comments.

Kevin Richardson - CEO

Great, thank you, Rob. As always, anyone have any questions, please feel free to call, visit, come on down and hopefully we’ll have more news between now and the next time we talk. Thanks, everyone.